EXHIBIT 3.1
                                                                     -----------


                            CERTIFICATE OF AMENDMENT


                                     OF THE


                          CERTIFICATE OF INCORPORATION


                                       OF


                           DUANE READE HOLDINGS, INC.



            FIRST:      The name of the corporation is Duane Reade Holdings,
Inc. (the "Corporation").

            SECOND:     The Corporation's Certificate of Incorporation was
originally filed with the Secretary of State of the State of Delaware on December 19, 2003 (the "ORIGINAL CERTIFICATE OF INCORPORATION"). A Certificate of Amendment of the Certificate of Incorporation changing the name of the Corporation from Rex Corner Holdings, Inc. to Duane Reade Holdings, Inc. was filed with the Secretary of State of the State of Delaware on February 5, 2004.

            THIRD:      The Certificate of Incorporation of the Corporation is
hereby amended to increase the total number of shares of common stock that the Corporation shall have authority to issue by 100,000 shares.

            FOURTH:     To accomplish the foregoing change, Section 4.1 of the
Certificate of Incorporation is deleted in its entirety, and the following
Article is substituted in lieu thereof:

                        4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is:
            3,100,000 shares, divided into 3,050,000 shares of Common Stock, of the par value of $0.01 each (the "COMMON STOCK"), and 50,000 shares of Preferred Stock, of the par value of $0.01 per share (the "PREFERRED STOCK").

            FIFTH:      The above amendment to the Certificate of Incorporation
was authorized by the written consent of the Board of Directors of the Corporation, followed by the written consent of the sole stockholder of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

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            IN WITNESS WHEREOF, the undersigned has made and subscribed this certificate on November 21, 2005.

                                              DUANE READE HOLDINGS, INC.



                                              By: /s/ Andrew J. Nathanson
                                                  ---------------------------
                                                  Name:  Andrew J. Nathanson
                                                  Title: Vice President